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                                                                  EXHIBIT 4.11

                            SHARE PURCHASE AGREEMENT




                                     BETWEEN

                           CARLYLE VTL HOLDINGS, L.P.

                                       AND

                     CARLYLE PARTNERS III (VIDEOTRON), L.P.

                                       AND

                               QUEBECOR MEDIA INC.

                                       AND

                              9101-0827 QUEBEC INC.





                                   MADE AS OF

                                DECEMBER 22, 2003



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                            SHARE PURCHASE AGREEMENT

         Share Purchase Agreement dated December 22, 2003, between Carlyle VTL Holdings, L.P. ("CVTL") and Carlyle Partners III (Videotron), L.P. ("CPIII" and collectively with CVTL, the "VENDORS"), 9101-0827 Quebec Inc. (the "PURCHASER") and Quebecor Media Inc. ("QMI").

         WHEREAS CVTL is the beneficial and registered owner of 304.97 Class C Preferred Shares and CPIII is the beneficial and registered owner of 4,695.03 Class C Preferred Shares in the capital of 3662527 Canada Inc.;

         AND WHEREAS the Vendors desire to sell and the Purchaser desires to purchase such shares upon and subject to the terms and conditions hereinafter set forth;

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the parties hereto agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

                  1.1      DEFINED TERMS.

                  As used in this Agreement, the following terms have the following meanings:

                  "ADDITIONAL AMOUNT" has the meaning set forth in Section
2.3(b).

                  "ADJUSTMENT RATIO" has the meaning set forth in Section 4.1.

                  "AGREEMENT" means this share purchase agreement and all schedules and instruments in amendment or confirmation of it; and the expressions "ARTICLE" and "SECTION" followed by a number mean and refer to the specified Article or Section of this Agreement.

                  "APPLICABLE VALUATION DATE" means (i) the date on which the Vendor's Notice or the Purchaser's Notice, as the case may be, is given, in the event the Value of the Additional Amount is paid pursuant to Section 3.3 or
Section 3.5, (ii) the date of the closing of the QMI IPO in the event the Vendors' IPO Right is exercised, or (iii) the date of the closing of the Liquidity Event in the event the Vendors' Liquidity Option is exercised.

                  "BA RATE" means, on any day, the one-month Bankers' Acceptance rate quoted on Reuters Service, page CDOR, as at approximately 10:00 a.m. on any such day.

                  "BUSINESS DAY" means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Montreal, Quebec.

                  "CAPITAL REORGANIZATION" has the meaning set forth in Section 4.1.

                  "CLOSING" means the completion of the transaction of purchase and sale contemplated in this Agreement.



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                                       2


                  "CLOSING DATE" means December 22, 2003, or such other date as the Parties may agree in writing.

                  "COMPENSATING AMOUNT" means an amount equal to the cumulative amount of cash dividends that would have been paid in respect of the Notional Number of QMI Shares had such shares participated in each and every cash dividend paid or declared in respect of QMI Shares to all or substantially all the holders of the QMI Shares after September 30, 2003, through the Applicable Valuation Date. For purposes of the foregoing, the Notional Number shall be determined as of the record date of each such cash dividend and the amount included in the Compensating Amount shall be such Notional Number multiplied by the cash dividend per share paid to holders of QMI Shares.

                  "CORPORATION" means 3662527 Canada Inc.

                  "CURRENT MARKET PRICE" means (i) if QMI Shares are on the relevant date listed on a Recognized Exchange, the 10-day volume weighted average trading price of a QMI Share (on the Recognized Exchange on which the greatest number of QMI Shares were traded in the immediately preceding six months or such shorter period if the QMI Shares had not been listed for trading on a Recognized Exchange for six months) immediately prior to the date of the applicable Vendors' Notice or Purchaser's Notice or the applicable record date or public announcement date of a Rights Offering or the applicable record date of a Special Distribution; or (ii) if QMI Shares are not on the relevant date listed on a Recognized Exchange, then calculated as the value of a QMI Share in accordance with Schedule A of this Agreement as of the last day of the most recently completed fiscal quarter immediately prior to the date of the applicable Vendors' Notice or Purchaser's Notice or the applicable record date or public announcement date of a Rights Offering or the applicable record date of a Special Distribution.

                  "DAMAGES" has the meaning set forth in Section 9.1.

                  "DISPUTE" has the meaning set forth in Section 10.1.

                  "ESCROW AGENT" means Ogilvy Renault, acting as escrow agent pursuant to the terms of the Escrow Agreement.

                  "ESCROW AGREEMENT" has the meaning set forth in Section
8.2(c).

                  "FAIR MARKET VALUE", as at any date, means:

         (a) for a security listed and posted on a stock exchange, the average of the last sale price or, failing any sale, the average of the closing bid and ask prices, on each of the three trading days next preceding such date, according to the official price quotations of the stock exchange, provided that, for a security listed and posted on more than one stock exchange, the price quotations used shall be those of the stock exchange on which the greatest volume of trading in the security occurred in the immediately preceding six months or such shorter period if such securities had not been listed for trading for six months; or


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                                       3


         (b)      for any security (other than a security described in clause
                  (a) above) or property that is not cash, the fair market value thereof at such date as determined by an independent and qualified investment dealer or an independent and qualified appraiser selected by the audit committee of QMI for that purpose and approved by the Vendors, acting reasonably; or

         (c)      for any property that is cash, the amount thereof;

         and in all such cases Fair Market Value shall be expressed in Canadian dollars based on the Bank of Canada noon spot rate of exchange on the date of determination of the Fair Market Value.

                  "FMV OFFERING" has the meaning set forth in Section 4.1.

                  "IPO EXERCISE DATE" has the meaning set forth in Section
3.6(b).

                  "LAWS" means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used.

                  "LIEN" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

                  "LIQUIDITY EVENT" has the meaning set forth in Section 4.4.

                  "MATURITY DATE" means December 15, 2008.

                  "NOTIONAL NUMBER" means 3,740,682 QMI Shares, as may be adjusted from time to time in the manner described in Article 4 of this Agreement.

                  "PARTIES" means the Vendors, the Purchaser and QMI and any other Person who may become a party to this Agreement.

                  "PAYMENT DATE" has the meaning set forth in Section 3.2.

                  "PERSON" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity, and pronouns have a similarly extended meaning.

                  "PURCHASE PRICE" has the meaning set forth in Section 2.2.

                  "PURCHASED SHARES" has the meaning set forth in Section 2.1.

                  "PURCHASER'S EXERCISE PERIOD" has the meaning set forth in
Section 3.4.

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                                       4


                  "PURCHASER'S INDEMNIFIED PERSONS" has the meaning set forth in
Section 9.1.

                  "PURCHASER'S NOTICE" has the meaning set forth in Section 3.5.

                  "PURCHASER'S RIGHT" has the meaning set forth in Section 3.4.

                  "QMI IPO" has the meaning set forth in Section 3.6(a).

                  "QMI IPO NOTICE" has the meaning set forth in Section 3.6(b).

                  "QMI SHARE REORGANIZATION" has the meaning set forth in
Section 4.1.

                  "QMI SHARES" means common shares in the share capital of QMI or such other class or classes of shares in the share capital of QMI into which QMI common shares may be subsequently changed.

                  "QMI SHARE NOTICE" has the meaning set forth in Section 3.3.

                  "RECOGNIZED EXCHANGE" means any one of the Toronto Stock Exchange, the New York Stock Exchange or the Nasdaq National Market.

                  "REORGANIZATION RATIO" has the meaning set forth in Section
4.1.

                  "RIGHTS OFFERING" has the meaning set forth in Section 4.1.

                  "SHAREHOLDERS' AGREEMENT" means the Shareholders' Agreement entered into as of December 8, 1999, between each of the Vendors and Videotron Communications Inc. (a predecessor of QMI) and to which each of the Corporation and Le Groupe Videotron ltee, a predecessor of QMI, intervened, as amended.

                  "SPECIAL DISTRIBUTION" has the meaning set forth in Section
4.1.

                  "SPIN-OUT AMOUNT" has the meaning set forth in Section 4.1.

                  "SPIN-OUT DISTRIBUTION" has the meaning set forth in Section 4.1.

                  "TRANSACTION VALUE" has the meaning set forth in Section 4.4.

                  "VALUE OF THE ADDITIONAL AMOUNT" means, as at any particular date, the dollar amount established in accordance with the following formula:

                  [(a x b) + c], where

                  "a" represents the Notional Number;

                  "b" represents the Current Market Price;

                  "c" represents the Compensating Amount.

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                                       5


                  "VENDORS' RIGHT" has the meaning set forth in Section 3.1.

                  "VENDORS' NOTICE" has the meaning set forth in Section 3.2.

                  "VENDORS' IPO RIGHT" has the meaning set forth in Section 3.6(a).

                  "VENDORS' INDEMNIFIED PERSONS" has the meaning set forth in
Section 9.2.

                  "VENDORS' LIQUIDITY OPTION" has the meaning set forth in
Section 4.4.

                  "VOTING EQUITY SECURITIES" means securities carrying a voting right under all circumstances (other than where separate class votes are applicable) and the right to participate in earnings to an unlimited degree.

                  1.2      GENDER AND NUMBER.

                  Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

                  1.3      HEADINGS, ETC.

                  The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

                  1.4      CURRENCY.

                  All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

                  1.5      INCORPORATION OF SCHEDULES.

                  The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

                                   ARTICLE 2
                       PURCHASED SHARES AND PURCHASE PRICE

                  2.1      PURCHASE AND SALE.

                  Subject to the terms and conditions of this Agreement, the Vendors agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendors on the Closing Date, all (but not less than all) of the 5,000 issued and outstanding Class C Preferred Shares in the capital of the Corporation held by the Vendors representing all of the securities of any class held by the Vendors in the capital of the Corporation (the "PURCHASED SHARES").

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                                       6

                  2.2      PURCHASE PRICE.

                  The purchase price (the "PURCHASE PRICE") payable by the Purchaser (or by QMI or an affiliate of QMI for the account of the Purchaser) to the Vendors for the Purchased Shares shall be $55 million plus the Additional Amount, payable as set forth in Section 2.3.

                  2.3      PAYMENT OF THE PURCHASE PRICE.

                  Subject to Section 2.4, the Purchaser (or QMI or an affiliate of QMI for the account of the Purchaser) shall pay the Purchase Price as follows:

                           (a) an amount in cash of $55 million payable by wire transfer at Closing; and

                           (b) an additional amount (the "ADDITIONAL AMOUNT") equal to the sum of the Value of the Additional Amount payable as set forth in
                                   Article 3 or Section 4.4, if applicable, and the Spin-out Amount payable as set forth in
                                   Section 4.1(d).

                  2.4      WITHHOLDING WHERE VENDOR IS NON-RESIDENT.

                           FEDERAL WITHHOLDING AND FEDERAL TAX CERTIFICATES

                          (a) The Vendors represent and warrant that they have complied and will continue to comply with the provisions and requirements of section 116 of the Income Tax Act (the
                                    "ITA");

                          (b) At the Closing, the Purchaser shall be entitled to and will withhold from the Purchase Price payable to or on behalf of each of the Vendors, through the Escrow Agent, an amount equal to 25% of the consideration payable to the Vendors at Closing I.E. an amount of $12,911,332.50 to be withheld in respect of CPIII and an amount of $838,667.50 to be withheld in respect of CVTL. The amount so withheld shall be immediately credited to the Purchaser as payment on account of the portion of the Purchase Price payable to the Vendors.

                          (c) At the time the Additional Amount becomes payable, the Purchaser is entitled to withhold from the Purchase Price payable to or on behalf of each of the Vendors, through the Escrow Agent, an amount equal to 25% (or such withholding rate which may then be applicable at that time pursuant to the ITA) of the Additional Amount allocable to each Vendor. The amount so withheld shall be immediately credited to the Purchaser as payment on account of the portion of the Purchase Price payable to the Vendors.

                         (d) If, prior to January 29, 2004, a Vendor delivers to the Purchaser a compliance certificate issued by the Canada Customs and Revenue



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                                       7

                                    Agency ("CCRA") under subsection
                                    116(4) of the ITA in respect of the
                                    Purchased Shares sold by such Vendor, which is acceptable to the Purchaser acting reasonably (an "ITA 116(4) CERTIFICATE"), then the Purchaser shall instruct the Escrow Agent to pay forthwith to the Vendor the amount withheld in accordance with Section 2.4(b) above in respect of the Vendor.

                         (e) If, prior to twenty-eight (28) days following the month in which the Additional Amount becomes payable, a Vendor delivers to the Purchaser an ITA 116(4) Certificate, then the Purchaser shall instruct the Escrow Agent to pay forthwith to the Vendor the amount withheld in accordance with Section 2.4(c) above in respect of the Vendor.

                         (f) If, prior to January 29, 2004, a Vendor delivers to the Purchaser a compliance certificate issued by the CCRA under subsection 116(2) of the ITA in respect of the Purchased Shares sold by such Vendor which is acceptable to the Purchaser acting reasonably (an "ITA 116(2) CERTIFICATE"), then the Purchaser shall instruct the Escrow Agent to (i) pay, from the amount withheld in accordance with Section 2.4(b) above, to the Receiver General of Canada 25% of the amount, if any, by which the cost to the Purchaser of the Purchased Shares at the appropriate time prior to January 29, 2004 exceeds the amount of the certificate limit set out in the applicable ITA 116(2) Certificate received prior to that date; and
                                    (ii) pay to or to the order of the Vendor the balance, if any, of the amount withheld in accordance with Section 2.4(b); provided that, in such circumstances, the instructions of the Purchaser to the Escrow Agent shall specify the exact amounts to be paid under clauses (i) and (ii) and the Escrow Agent may rely on and shall be under no obligation whatsoever to verify the accuracy of such amounts.

                         (g) If, prior to twenty-eight (28) days following the month in which the Additional Amount becomes payable, a Vendor delivers to the Purchaser an ITA 116(2) Certificate, then the Purchaser shall pay or, if funds have been remitted in trust to the Escrow Agent in accordance with Section 2.4(c) above, shall instruct the Escrow Agent to pay from the amount withheld in accordance with Section 2.4(c) above (i) to the Receiver General of Canada 25% (or such withholding rate which may then be applicable at that time pursuant to the ITA) of the amount, if any, by which the cost to the Purchaser of the Purchased Shares at the appropriate time prior to twenty-eight (28) days following the month in which the Additional Amount becomes payable exceeds the amount of the certificate limit set out in the applicable ITA 116(2) Certificate received prior to that date; and (ii) to or to the order of the Vendor the balance, if any, of the amount withheld in accordance with


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                                       8

                                    Section 2.4(c) above; provided that, in
                                    such circumstances, the instructions of the Purchaser to the Escrow Agent shall specify the exact amounts to be paid under clauses
                                    (i) and (ii) and the Escrow Agent may rely on and shall be under no obligation whatsoever to verify the accuracy of such amounts.

                         (h) If neither an ITA 116(4) Certificate nor an ITA 116(2) Certificate (together a "FEDERAL CERTIFICATE") has been delivered to the Purchaser by a Vendor in conformity with and within the applicable periods set forth in Sections 2.4(d) to 2.4(g) above, then the Purchaser shall (subject to Section 2.4(i)) instruct the Escrow Agent to remit the amount withheld in accordance with Section 2.4(b) or 2.4(c) above, as the case may be, to the Receiver General of Canada on account of the Purchaser's liability for tax within the period provided for pursuant to subsection 116(5) of the ITA.

                         (i) If neither an ITA 116(4) Certificate nor an ITA 116(2) Certificate has been delivered to the Purchaser by a Vendor in conformity with and within the applicable periods set forth in Sections 2.4(d) to 2.4(g) above but CCRA delivers an abeyance letter to the Purchaser prior to the expiry of such applicable period in a form and substance acceptable to the Purchaser acting reasonably, stating that no interest or penalty will be levied on the amount withheld by the Purchaser pending the issuance of either Federal Certificate (the "FEDERAL ABEYANCE LETTER"), then in such circumstances the Purchaser shall continue to hold, through the Escrow Agent acting in trust, the amount withheld in accordance with Sections 2.4(b) or 2.4(c) above, as the case may be, until the earlier of (i) the issuance of a Federal Certificate, in which case the provisions of Sections 2.4(d) to 2.4(h) will apply immediately; and (ii) such time as CCRA revokes or adversely modifies the Federal Abeyance Letter (or otherwise gives a notice indicating that the Purchaser may no longer be fully protected from penalties and interest), in which case the provisions of Sections 2.4(d) to 2.4(h) will apply immediately.


                            QUEBEC WITHHOLDING AND QUEBEC TAX CERTIFICATES

                            (j) The Vendors represent and warrant that they have complied and will continue to comply with the provisions and requirements of section 1097 of the Taxation Act (Quebec)
                                    (the "QTA");

                            (k) At the time the Additional Amount becomes payable, the Purchaser is entitled to withhold from the Purchase Price payable to or on behalf of each of the Vendors, through the Escrow Agent, an amount equal to 12% (or such withholding rate which may then be


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                                       9


                                    applicable at that time pursuant to the QTA) of the Additional Amount allocable to each Vendor. The amount so withheld shall be immediately credited to the Purchaser as payment on account of the portion of the Purchase Price payable to the Vendor

                            (l)     If, prior to twenty-eight (28) days
                                    following the month in which the Additional
                                    Amount becomes payable, a Vendor delivers to the Purchaser a compliance certificate issued by the Minister of Revenue (Quebec) ("QMR") under section 1100 of the QTA in respect of the Purchased Shares sold by such Vendor which is acceptable to the Purchaser acting reasonably (a "QTA 1100 CERTIFICATE"), then the Purchaser shall instruct the Escrow Agent to pay forthwith to the Vendor the amount withheld in accordance with Section 2.4(k) above in respect of the Vendor.

                            (m)     If, prior to twenty-eight (28) days
                                    following the month in which the Additional
                                    Amount becomes payable, a Vendor delivers to the Purchaser a compliance certificate issued by the QMR under section 1098 of the QTA in respect of the Purchased Shares sold by such Vendor, which is acceptable to the Purchaser acting reasonably (a "QTA 1098 CERTIFICATE"), then the Purchaser shall pay or, if funds have been remitted in trust to the Escrow Agent in accordance with Section 2.4(k) above, shall instruct the Escrow Agent to pay from the amount withheld in accordance with Section 2.4(k) above (i) to the QMR 12% (or such withholding rate which may then be applicable at that time pursuant to the QTA) of the amount, if any, by which the cost to the Purchaser of the Purchased Shares at that time exceeds the amount of the certificate limit set out in the applicable QTA 1098 Certificate received prior to that date; and (ii) to or to the order of the Vendor the balance, if any, of the amount withheld in accordance with
                                    Section 2.4(k) above; provided that, in such circumstances, the instructions of the Purchaser to the Escrow Agent shall specify the exact amounts to be paid under clauses
                                    (i) and (ii) and the Escrow Agent may rely on and shall be under no obligation whatsoever to verify the accuracy of such amounts.

                            (n) If neither a QTA 1100 Certificate nor a QTA 1098 Certificate (together a "PROVINCIAL CERTIFICATE") has been delivered to the Purchaser by a Vendor in conformity with and within the applicable period set forth in Sections 2.4(l) and 2.4(m) above, then the Purchaser shall (subject to Section 2.4(o)) instruct the Escrow Agent to remit the amount withheld in accordance with Section 2.4(k) to the QMR on account of the Purchaser's liability for tax and on the date pursuant to section 1101 of the QTA.

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                                       10

                            (o) If neither a QTA 1100 Certificate nor a QTA 1098 Certificate, acceptable to the Purchaser acting reasonably, has been delivered to the Purchaser by a Vendor in conformity with and within the applicable period set forth in Sections 2.4(l) and 2.4(m) above but QMR delivers an abeyance letter to the Purchaser prior to the expiry of such applicable period in a form and substance acceptable to the Purchaser acting reasonably, and stating that no interest or penalty will be levied on the amount withheld by the Purchaser pending the issuance of either Provincial Certificate (the "QUEBEC ABEYANCE LETTER"), then in such circumstances the Purchaser shall continue to hold, through the Escrow Agent acting in trust, the amount withheld in accordance with Section 2.4(k) above until the earlier of (i) the issuance of a Provincial Certificate, in which case the provisions of Sections 2.4(l) to 2.4(n) will apply immediately; and (ii) such time as QMR revokes or adversely modifies the Quebec Abeyance Letter (or otherwise gives a notice indicating that the Purchaser may no longer be fully protected from penalties and interest), in which case the provisions of Sections 2.4(l) to 2.4(n) will apply immediately.


                            TAX INDEMNIFICATION

                            (p) The relevant Vendor shall indemnify and save the Purchaser's Indemnified Persons (as defined in Section 9.1) harmless of and from any Damages (as defined in Section 9.1) suffered by, imposed upon or asserted against any of the Purchaser's Indemnified Persons as a result of, in respect of, connected with, or arising out of, under or pursuant to the CCRA, the QMR or any similar tax authority taking the position that (i) any amount withheld by the Purchaser in accordance with Section 2 hereof from an amount payable to such Vendor is less than the amount that should have been withheld by the Purchaser, (ii) any amount remitted to such tax authority in accordance with
                                    Section 2 hereof in connection with an
                                    amount payable by the Purchaser to the
                                    Vendor is less than the amount that should have been remitted to such tax authority,
                                    (iii) any amount withheld by the Purchaser from an amount payable to the Vendor and remitted to such tax authority in accordance with Section 2 hereof should have been remitted to such tax authority at an earlier time, (iv) part of an amount paid by the Purchaser to the Vendor under this Agreement should have been withheld by the Purchaser under applicable law but Section 2 hereof did not provide for such withholding, (v) such tax authority is not bound by the Federal Abeyance Letter or the Quebec Abeyance Letter, as the case may be, or (vi) a Federal Certificate or a Provincial Certificate is incomplete or invalid or is only partly valid because, in the case where the Vendor is a partnership (including a limited partnership), the Vendor did not


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                                       11

                                    provide a complete list of all the partners with the application for such certificate or such complete list is not attached to the certificate, and as a result assess or re-assess the Purchaser for any tax, penalties or interest or levies any fine against the Purchaser.

                            (q) The indemnification contemplated by Section 2.4(p) of this Agreement shall survive the Closing and, notwithstanding the Closing or any other provision of this Agreement or any investigation made by or for the account of the Purchaser or QMI or an affiliate of QMI, as the case may be, shall continue for a period equal to the applicable limitation periods imposed by law plus 90 days and any claim in respect thereof shall be made in writing during such time period.

                            PAYMENT TO TAX AUTHORITIES UPON REQUEST OF VENDORS

                            (r) The Escrow Agent shall upon written request from the Vendors, with the consent of the Purchaser acting reasonably, such consent to be evidenced by the signature of the Purchaser of an acknowledgement of such written request of the Vendor, pay out of the Escrowed Funds to the Receiver General of Canada or the QMR, as the case may be, the amount so specified in the written request and required to obtain the Federal Certificate or the Provincial Certificate, as the case may be.



                                   ARTICLE 3
                  PAYMENT OF THE VALUE OF THE ADDITIONAL AMOUNT

                  3.1 VENDORS' RIGHT TO REQUIRE PAYMENT OF THE VALUE OF THE ADDITIONAL AMOUNT.

                  Except if the Purchaser has given the Purchaser's Notice to the Vendors in accordance with Section 3.5, the Vendors shall have the right, exercisable at any time and from time to time after December 15, 2004 to and including the Business Day prior to the Maturity Date to require QMI to pay the Value of the Additional Amount (in whole and not in part) (the "VENDORS' RIGHT") in the manner set forth in this Article 3.

                  3.2   EXERCISE OF VENDORS' RIGHT.

                  The Vendors may exercise the Vendors' Right by giving written notice to QMI (the "VENDORS' NOTICE") stating that the Vendors have elected to exercise the Vendors' Right. The Value of the Additional Amount shall be paid in accordance with Section 3.3, on the date that is the later of (i) the first Business Day following the 30th day after the date on which the Vendors' Notice has been given to QMI and (ii) in the case of an exercise of the Vendor's Right which occurs within the first 15 days of a fiscal quarter, the first Business Day following the 45th day after the end of the immediately preceding quarter (the "PAYMENT DATE").

                  3.3      SETTLEMENT ON PAYMENT DATE.

                  On the Payment Date, the Purchaser (or QMI or an affiliate of QMI) shall pay the Vendors an amount in cash equal to the Value of the Additional Amount by certified cheque or wire transfer payable to the order of the Vendors or as indicated in the Vendors' Notice. In the event that on the Payment Date, the QMI Shares are listed on a Recognized Exchange, the Purchaser (or QMI or an affiliate of QMI) may, at its option, elect to deliver, in lieu of the cash payment referred to above, that number of QMI Shares of the same class and designation offered to the public in connection with the QMI IPO equal to
(i) the Notional Number plus (ii) the number of shares determined by dividing the Compensating Amount by the Current Market Price (with appropriate adjustments to the number of shares calculated pursuant to this clause (ii) if events requiring adjustment, in accordance with Article 4, to the Notional Number occur after the date as of which the Current Market Price is established up to and including the Payment Date), by providing written notice (the "QMI SHARE NOTICE") to the Vendors no later than 20 days after the Vendors' Notice has been given to QMI. In such a case, the Purchaser (or QMI or an affiliate of QMI) is authorized to deliver to the Escrow Agent, in accordance with Section 2.4(c) and/or 2.4(k), as the case may be, an amount in cash in lieu of QMI Shares (and reduce the number of QMI Shares to be delivered to the Vendors accordingly) unless the Vendors provide the Purchaser with a guarantee or letter of credit acceptable to the Purchaser acting reasonably.

                  If QMI Shares are issued and delivered in payment of the Value of the Additional Amount, such shares shall be listed on a Recognized Exchange and issued and delivered pursuant to such prospectus qualifications or registrations as are necessary to ensure such shares are freely tradeable upon receipt or accompanied by registration rights in favour of the Vendors pursuant to the terms of a registration rights agreement reasonably acceptable by the Vendors to be entered into at such time. For greater certainty, such registration rights agreement shall provide that QMI shall bear all expenses incurred for the preparation of the registration statement or prospectus including professional fees, listing fees, printing expenses but excluding the underwriters fees or commissions.

                  3.4      PURCHASER'S RIGHT TO PAY THE VALUE OF THE ADDITIONAL
                           AMOUNT.

                  On any Business Day during a 30 day period following each of June 15, 2007 and June 15, 2008 (each, a "PURCHASER'S EXERCISE PERIOD"), the Purchaser (or QMI or an affiliate of QMI) shall have the right to elect to pay the Value of the Additional Amount (in whole and not in part) to the Vendors in accordance with Section 3.5 (the "PURCHASER'S RIGHT").

                  3.5      EXERCISE OF THE PURCHASER'S RIGHT.

                  Except if the Vendors have given a Vendors' Notice in accordance with Section 3.2, the Purchaser (or QMI or an affiliate of QMI) may exercise the Purchaser's Right by giving written notice to the Vendors (the "PURCHASER'S NOTICE") during a Purchaser's Exercise Period stating that the Purchaser (or QMI or an affiliate of QMI) has elected to exercise the Purchaser's Right. The Value of the Additional Amount shall be paid on the first Business Day following the 10th day after the date on which the Purchaser's Notice has been given to the Vendors. On such payment date, the Purchaser (or QMI or an affiliate of QMI) shall pay the Vendors an amount in cash equal to the Value of the Additional Amount by certified cheque or wire transfer payable to the order of the Vendors or as otherwise directed by the Vendors.

                  The Purchaser and QMI hereby covenant and agree that they will not and will not permit any affiliate to exercise the Purchaser's Right if any one of them is aware of any material non-public information regarding QMI that could have a material impact on the value of QMI Shares (including (a) the decision by the Board of Directors of QMI or a committee thereof to proceed with a QMI IPO (defined below) or (b) the decision by the Board of Directors of QMI or a committee thereof to proceed with a transaction which may result in a Liquidity Event (defined below)) provided, however, that in such circumstances, the period during which the Purchaser's Right may be exercised shall be suspended as provided below. In circumstances where the Purchaser's Right is suspended for the foregoing reason, the Purchaser shall give, during the applicable Purchaser's Exercise Period, written notice to the Vendors to the effect that (i) the Purchaser or QMI is in possession of undisclosed material information regarding QMI and (ii) that the Purchaser's Right is suspended. The Purchaser shall give further written notice to the Vendors every 30 days for so long as the material undisclosed information regarding QMI has not been disclosed and remains material. If the Purchaser does not give such written notice on the 30th day following the date of the previous written notice given pursuant to this paragraph or if there occurs public disclosure of the material information or if QMI determines that the undisclosed information is no longer material, the suspension of the exercise of the Purchaser's Right shall then terminate and the Purchaser's Right shall be reinstated for a 15 day period. The Purchaser or QMI shall give prompt written notice to the Vendors of the termination of the suspension of the Purchaser's Right stating the date upon which such suspension terminated and the reasons therefor.

          3.6  VENDORS' IPO OPTION.

          (A) EXERCISE OF VENDORS' IPO OPTION. Except if either the Vendors' Right or the Purchaser's Right has been exercised, the Vendors shall have the right ("VENDORS' IPO RIGHT"), exercisable at any time after QMI has filed with the appropriate securities regulatory authorities in Canada or the United States a preliminary prospectus relating to a proposed initial public offering of equity securities (including income trust units) of QMI (the "QMI IPO") but before the IPO Exercise Date (as defined in Section 3.6(b)) (the "IPO EXERCISE PERIOD"), to require the Purchaser (or, at the Purchaser's option, QMI or an affiliate of QMI) to pay the Value of the Additional Amount by the delivery, concurrently with the closing of the QMI IPO, of that number of freely tradable equity securities, of the class and designation offered to the public in connection with the QMI IPO, listed on a stock exchange or other organized trading market equal to (i) the Notional Number plus (ii) the number of shares determined by dividing the Compensating Amount by the offering price per share at which the equity securities are offered to the public in connection with the QMI IPO. In such a case, the Purchaser (or QMI or an affiliate of QMI) is authorized to deliver to the Escrow Agent, in accordance with Section 2.4(c) and/or 2.4(k), as the case may be, an amount in cash in lieu of QMI Shares (and reduce the number of QMI

               Shares to be delivered to the Vendors accordingly) unless the Vendors provide the Purchaser with a guarantee or letter of credit acceptable to the Purchaser acting reasonably.

               The Vendors' IPO Right may be exercised by giving notice in writing to QMI during the IPO Exercise Period. Once given by the Vendors to QMI, the notice of exercise cannot be rescinded or revoked without the consent of QMI.

          (B) NOTICE OF QMI. Concurrently with the filing of a preliminary prospectus as contemplated by Section 3.6(a), QMI shall give a written notice ("QMI'S IPO NOTICE") to the Vendors informing the Vendors that a preliminary prospectus relating to a proposed QMI IPO has been filed and that the Vendors have the right to exercise the Vendors' IPO Right by giving written notice to QMI, as described in Section 3.6(a), no later than a date to be specified in the QMI IPO Notice, which date shall be QMI's reasonable estimate as to the date (the "IPO EXERCISE DATE") which is 3 Business Days prior to the date on which a final prospectus relating to a QMI IPO is scheduled to be filed by QMI with the appropriate securities regulatory authorities.

          (c) QMI shall have the right to amend the IPO Exercise Date at its discretion by providing written notice to that effect to the Vendors provided that no such amendment shall have the effect of providing the Vendors with less than 3 Business Days to elect to exercise the Vendors' IPO Right.

          (d) QMI shall, upon the request of the Vendors acting reasonably, provide the Vendors with information regarding the progress of the QMI IPO and other information relating to the QMI IPO.

          (e) If QMI delivers or has an obligation to deliver a QMI IPO Notice, the Purchaser's Right may not be exercised until after the closing or abandonment of the QMI IPO (and provided the Vendors have not exercised the Vendors' IPO Right or the Vendors' Right). If the QMI IPO has closed or been abandoned and the Purchaser's Right otherwise exercisable during a particular Purchaser's Exercise Period has expired after the QMI IPO Notice has been given and before the Purchaser has had a 30 day period to exercise Purchaser's Right, the period of permitted exercise of Purchaser's Right shall be extended by such number of days as is required to provide Purchaser with a 30 day period to exercise Purchaser's Right (provided that Vendors have not exercised the Vendors' IPO Right or the Vendors' Right).

          (f) VENDORS' STANDSTILL UNDERTAKING. The Vendors covenant and agree that in circumstances where the Vendors' IPO Right has been exercised, if requested by the underwriters of the QMI IPO, the Vendors shall deliver to such underwriters, at such time as may be requested by such underwriters, an undertaking of the Vendors not to sell or otherwise dispose of QMI Shares to be delivered to it as payment for the Value of the Additional Amount as contemplated by this
               Section 3.6 for a period of up to 180 days (but in no event longer than the shortest period required from a current shareholder of QMI), such undertaking to be in such form as may be requested by the underwriters of any of the shareholders of QMI which are required to deliver such an undertaking. QMI undertakes to use its reasonable efforts to minimize the length of any such standstill requirement.

          (g) FAILURE TO COMPLETE IPO. If following delivery by the Vendors of a notice of exercise of the Vendors' IPO Right, the QMI IPO is not completed for any reason whatsoever (including an election by QMI not to proceed with the QMI IPO), the notice of exercise of the Vendors' IPO Right shall be deemed to be rescinded and of no force or effect. In such circumstances, if the Vendor's Right has expired or would otherwise expire within 30 days, the period to exercise the Vendor's Right shall be extended to allow the Vendors a 30 day period to exercise the Vendors' Right.

          3.7  FRACTIONAL SHARES.

          No fractional shares of QMI shall be delivered in the event the Purchaser (or QMI or an affiliate of QMI) elect to satisfy the payment of the Value of the Additional Amount in QMI Shares as contemplated by Section 3.3 or the Vendors elect to receive payment of the Value of the Additional Amount by the delivery of QMI Shares in conjunction with a QMI IPO as contemplated by
Section 3.6, and the cash equivalent therefor shall be payable to the Vendors.

          3.8   PAYMENT ON MATURITY DATE.

          If none of (a) the Vendors' Notice, (ii) the Purchaser's
Notice, (iii) the notice of the Vendors contemplated by Section 3.6(a), (iv) the notice of the Vendors contemplated by Section 4.4 or (v) the notice of the Vendors contemplated by Section 11.2 is delivered in the manner contemplated by this Agreement, on the Maturity Date, the Purchaser (or QMI or an affiliate of QMI) shall pay the Additional Amount by payment to the Vendors of an amount in cash equal to $70,000,000 by certified cheque or wire transfer payable to the order of the Vendors or as otherwise directed by the Vendors.

                                    ARTICLE 4
                                   ADJUSTMENTS

          4.1   ADJUSTMENT UPON CONSOLIDATION, SUBDIVISION OR DISTRIBUTIONS.

          (a) If QMI shall, after the date hereof, (i) fix a record date for the payment of a stock dividend on QMI Shares or the making of a distribution of QMI Shares or securities convertible into or exchangeable for QMI Shares to all or substantially all of the holders of QMI Shares (other than the issue of QMI Shares or securities convertible into or exchangeable for QMI

               Shares by way of dividend payable to shareholders which at their option can take cash or shares in lieu of a cash dividend, which shall be treated as a cash dividend for the purposes of determining the Compensating Amount), (ii) subdivide or redivide the QMI Shares into a greater number of shares, or (iii) reduce, combine or consolidate the QMI Shares into a smaller number of shares (any of such events in clauses (i), (ii) and (iii) being herein called a "QMI SHARE REORGANIZATION"), then, in any such event, the Notional Number shall be adjusted, effective immediately after the effective date of any such QMI Share Reorganization, so that it will equal the number of QMI Shares which the Vendors would have owned or been entitled to receive immediately following any QMI Share Reorganization had the Vendors owned QMI Shares equal in number to the Notional Number immediately prior to the effective date of the QMI Share Reorganization, such adjustment to be made by multiplying the Notional Number in effect immediately prior to the effective date, by a fraction (the "REORGANIZATION RATIO"), the numerator of which shall be the number of QMI Shares outstanding immediately after giving effect to such QMI Share Reorganization (including, where securities exchangeable for or convertible into QMI Shares are distributed, the number of QMI Shares that would have been outstanding had all such securities been exchanged for or converted into QMI Shares on such record date or effective date) and the denominator of which shall be the number of QMI Shares outstanding immediately prior to the effective date.

          (b) If QMI shall, after the date hereof, fix a record date for the issue of options, rights or warrants to all or substantially all of the holders of QMI Shares entitling them, within a period of 45 days after the date of issue thereof, to subscribe for or purchase QMI Shares or securities convertible or exchangeable into QMI Shares (other than rights to purchase QMI Shares pursuant to a plan for the reinvestment of cash dividends) at a price per share (or having a conversion or exchange price per share) less than 95% of the Current Market Price on the earlier of such record date and the date on which QMI publicly announces its intention to make such issuance (any such issue being herein called a "RIGHTS OFFERING"), then in each such case the Notional Number shall be adjusted effective immediately after such record date so that it will equal the number determined by multiplying the Notional Number in effect immediately prior to such record date by a fraction (the "ADJUSTMENT RATIO"), the numerator of which shall be the number of QMI Shares outstanding immediately prior to such record date, PLUS such number of additional QMI Shares offered for subscription or purchase pursuant to such options, rights or warrants (or into which the convertible or exchangeable securities so offered are convertible or exchangeable) LESS the number of QMI Shares which could be purchased with the aggregate offering proceeds of the total number of QMI Shares so offered for subscription or purchase pursuant to such options, rights or warrants (or with the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) at the

               Current Market Price ("FMV OFFERING") and the denominator of which shall be the number of QMI Shares outstanding immediately prior to such record date. The FMV Offering shall be calculated by multiplying the number of additional QMI shares offered for subscription or purchase pursuant to such options, rights or warrants (or the number of additional QMI Shares into which the convertible or exchangeable securities so offered are convertible or exchangeable) by the exercise price of such options, rights or warrants (or of such convertible or exchangeable securities) and dividing the product so obtained by such Current Market Price. To the extent that such options, rights or warrants are either (i) not exercised (or such convertible or exchangeable securities are not converted or exchanged) at the time they expire or (ii) out of the money at the time the Additional Amount is payable, the Notional Number shall be readjusted to the number which would then be in effect had such adjustments for the issuance of such options, rights or warrants been made upon the basis of only the number of QMI Shares actually delivered pursuant to such Rights Offering. Each such adjustment shall be made successively.

          (c) If there is any reclassification of QMI Shares at any time outstanding or any change of the QMI Shares, in either case, into other Voting Equity Securities of QMI or a successor to QMI (including as a result of an amalgamation, arrangement, merger or similar transaction) (any such reclassification or change being called a "CAPITAL REORGANIZATION"), then the Notional Number following the effective date of such Capital Reorganization will be adjusted so that it will refer to the kind and number of Voting Equity Securities which the Vendors would have been entitled to receive immediately following such Capital Reorganization had the Vendors been the registered holder of QMI Shares equal in number to the Notional Number of QMI Shares immediately prior to such Capital Reorganization.

          (d) If QMI shall, after the date hereof, fix a record date for the distribution to all or substantially all the holders of QMI Shares of securities, rights, options or warrants of a corporation or other entity in which QMI has a direct or indirect interest, and if such distribution does not constitute a QMI Share Reorganization, a Rights Offering or a Capital Reorganization (any of such non-excluded events being herein called a "SPIN-OUT DISTRIBUTION"), the Vendors shall be entitled to receive, as part of the Additional Amount (and in addition to the Value of the Additional Amount), an amount in cash (the "SPIN-OUT AMOUNT") equal to the value of such securities, rights, options or warrants as of the Applicable Valuation Date, as determined in accordance with the valuation principles set forth in Schedule A, or if such securities, rights, options or warrants are then listed on a stock exchange or other organized trading market, determined pursuant to clause "a" of the definition of Fair Market Value, such Spin-out Amount to be paid on the date the Value of the Additional Amount is payable hereunder.

          (e) If QMI shall, after the date hereof, fix a record date for the distribution to all or substantially all the holders of QMI Shares of:

                    i.   shares of QMI of any class other than QMI Shares; or

                    ii. rights, options or warrants to acquire securities, property or other assets of QMI; or

                    iii. evidences of indebtedness; or

                    iv. any property or other assets (other than cash dividends),

               and if such distribution does not constitute a QMI Share Reorganization, a Rights Offering, a Capital Reorganization or a Spin-out Distribution (any of such non-excluded events being herein called a "SPECIAL DISTRIBUTION"), the Notional Number shall be adjusted, effective immediately after the record date for the Special Distribution, by multiplying the Notional Number in effect on such record date by a fraction:

               - the numerator of which shall be the number of QMI Shares outstanding on such record date multiplied by the Current Market Price of the QMI Shares on such record date, and

               -    the denominator of which shall be:

                    - the product of the number of QMI Shares outstanding on such record date and the Current Market Price on such record date, less

                    - the Fair Market Value of the shares, rights, options, warrants, evidences or indebtedness or property or other assets distributed in the Special Distribution,

               provided that no such adjustment shall be made if the result of such adjustment would be to decrease the Notional Number in effect immediately before such record date.

          (f) Any QMI Shares distributed in payment of a dividend shall be deemed to have been distributed immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding QMI Shares.

          (g) All adjustments to the Notional Number shall be calculated to the nearest 1/10,000th of a QMI Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share).

          4.2      OTHER ACTIONS.

                  In the event that QMI takes any action affecting or relating to the structure of its share capital, other than any action contemplated by
Section 4.1, which would reasonably be considered to affect prejudicially the rights or obligations of the Vendors to receive QMI Shares as contemplated herein or the calculation of the Additional Amount or the Current Market Price, then the Notional Number or, as the case may be, the appropriate elements of the definition of the Additional Amount or the Current Market Price shall be adjusted in such a manner and at such time, by action of the Directors of QMI is fair and equitable in the circumstances to the Vendors and the Purchaser.

          4.3      NOTICE OF ADJUSTMENTS AND CERTAIN OTHER EVENTS.

                  Whenever the Notional Number or the Value of the Additional Amount is adjusted as herein provided or the Compensating Amount is increased as herein provided, the Purchaser shall as soon as practicable compute the new Notional Number (or the Value of the Additional Amount or the Compensating Amount) and prepare and deliver to the Vendors an Officers' Certificate of the Purchaser setting forth the adjusted Notional Number (or the new Value of the Additional Amount or Compensating Amount), the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based.

          4.4      LIQUIDITY EVENTS.

                  In the event of (i) any amalgamation, arrangement, merger or similar transaction of QMI, or of a successor to QMI, which does not result in holders of QMI Shares receiving Voting Equity Securities of QMI or a successor to QMI representing more than 50% of the voting rights attached to all outstanding Voting Equity Securities of such entity, (ii) a take-over bid, acquisition or similar transaction which results in more than 50% of the voting rights attached to the outstanding QMI Shares being owned by a single Person or group of Persons (other than the current shareholders of QMI or any of their affiliates (as such term is defined under the CANADA BUSINESS CORPORATIONS ACT)) acting jointly or in concert, or (iii) any sale, lease or other disposition involving all or substantially all of the assets of QMI, all or substantially all of the proceeds of which are distributed to holders of QMI Shares (any such event being herein referred to as a "LIQUIDITY EVENT"), the Vendors shall have the option (the "VENDORS' LIQUIDITY OPTION"), exercisable by giving written notice to QMI within 30 days following the public announcement of the Liquidity Event (which shall describe in reasonable detail the terms of the Liquidity Event), to elect to receive, in satisfaction of the Value of the Additional Amount, on the date of completion or closing of such Liquidity Event, cash in an amount equal to the sum of (i) the product of the Notional Number and the Transaction Value (as defined below) plus (ii) the Compensating Amount. For this purpose, "TRANSACTION VALUE" means (x) for any cash received in any such Liquidity Event, the amount of cash received per QMI Share, (y) for any property other than cash or securities received in any such Liquidity Event an amount equal to the Fair

Market Value of such property received per QMI Share, and (z) for any securities received in any such Liquidity Event, an amount equal to the Fair Market Value of such securities received per QMI Share, determined, in the case of each of clauses (y) and (z) as of the closing date of such Liquidity Event.

                  If a Liquidity Event has been announced, the Purchaser's Right may not be exercised until after the closing or abandonment of the Liquidity Event (and provided the Vendor has not exercised the Vendors' Right or the Vendors' Liquidity Option). If the Liquidity Event has closed or been abandoned and the Purchaser's Right otherwise exercisable during a particular Purchaser's Exercise Period has expired following the public announcement of the Liquidity Event and before the Purchaser has had a 30 day period to exercise Purchaser's Right, the period of permitted exercise of Purchaser's Right shall be extended by such number of days as is required to provide Purchaser with a 30 day period to exercise Purchaser's Right (provided that Vendors have not exercised the Vendors' Right or the Vendors' Liquidity Option).

                  If following delivery by the Vendors of a notice of exercise of the Vendors' Liquidity Option, the Liquidity Event is not completed for any reason whatsoever, the notice of exercise of the Vendors' Liquidity Option shall be deemed to be rescinded and of no force or effect. In such circumstances, if the Vendor's Right has expired or would otherwise expire within 30 days, the period to exercise the Vendor's Right shall be extended to allow the Vendors a 30 day period to exercise the Vendors' Right.



                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

                  5.1      REPRESENTATIONS AND WARRANTIES OF THE VENDORS.

                  The Vendors represent and warrant as follows to the Purchaser and acknowledges and confirms that the Purchaser is relying upon the representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

          (a) INCORPORATION AND QUALIFICATION. Each of CVTL and CPIII is a limited liability partnership validly existing under the laws of the State of Delaware and has the power, authority and right to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement.

          (b) VALIDITY OF AGREEMENT. The execution, delivery and performance by each of CVTL and CPIII, as the case may be, of this Agreement:

               i. have been duly authorized by all necessary action on the part of or on behalf of CVTL and CPIII, as the case may be;

               ii. do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected; and

               iii. will not result in the violation of any Law.

          (c) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by each of CVTL and CPIII, and constitutes a legal, valid and binding obligation of each of CVTL and CPIII, enforceable in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and
               (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

          (d) TITLE TO PURCHASED SHARES. The Purchased Shares are owned by the Vendors (304.97 of the Purchased Shares being held by CVTL and 4,695.03 of the Purchased Shares being held by CPIII) as the registered and beneficial owner with a good title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the articles of the Corporation or the Shareholders' Agreement. Upon completion of the transaction contemplated by this Agreement, the Purchaser will have good and valid title to Purchased Shares, free and clear of all Liens other than (i) those restrictions on transfer, if any, contained in the articles of the Corporation or in the Shareholders' Agreement, and (ii) Liens granted by the Purchaser.

          (e) NO OTHER AGREEMENTS TO PURCHASE. There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Vendors to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares other than pursuant to the provisions of this Agreement.

          (f) RESIDENCE OF THE VENDORS. Each Vendor is a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada).

                                    ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          6.1      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

                  The Purchaser represents and warrants as follows to the Vendors and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of the Purchased Shares:

          (a) INCORPORATION AND CORPORATE POWER. The Purchaser is a corporation incorporated and existing under the laws of Quebec and has the corporate power and authority to enter into and perform its obligations under this Agreement.

          (b) VALIDITY OF AGREEMENT. The execution, delivery and performance by the Purchaser of this Agreement:

                    i. have been duly authorized by all necessary corporate action on the part of the Purchaser;

                    ii. do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected; and

                    iii. will not result in the violation of any Law.

          (c) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or other similar laws of general application affecting creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies.


                                    ARTICLE 7
                      REPRESENTATIONS AND WARRANTIES OF QMI

          7.1      REPRESENTATIONS AND WARRANTIES OF QMI.

                  QMI represents and warrants as follows to the Vendors and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of the Purchased
Shares:

          (a) INCORPORATION AND CORPORATE POWER. QMI is a corporation incorporated and existing under the laws of Quebec and has the corporate power and authority to enter into and perform its obligations under this Agreement.

          (b) VALIDITY OF AGREEMENT. The execution, delivery and performance by QMI of this Agreement:

               (i) have been duly authorized by all necessary corporate action on the part of QMI;

               (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected; and

               (iii) will not result in the violation of any Law.

          (c) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or other similar laws of general application affecting creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

          (d) AUTHORIZED AND ISSUED CAPITAL. The authorized capital of QMI consists of an unlimited number of preferred shares issuable in series and an unlimited number of Common Shares, of which 1,590,000 Cumulative First Preferred Shares Series A (all of which are owned beneficially and of record by direct or indirect wholly-owned subsidiaries of QMI) and 123,602,807 Common Shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable at the date hereof.

          (e) FINANCIAL STATEMENTS. The financial statements of QMI for the period ended September 30, 2003, have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with those of previous fiscal years and present fairly the assets, liabilities, (whether accrued, absolute, contingent or otherwise) and financial position of QMI as at September 30, 2003; and the sales and earnings of QMI during the period covered by such financial statements.

          (f) SCHEDULE A. The information set forth in Schedule A regarding EBITDA, debt and cash of QMI's various business segments as of September 30, 2003, shares of public corporations held by QMI and trading prices of such shares as of September 30, 2003, and other matters relevant to the calculation of the value of a QMI Share as of September 30, 2003 in accordance with the principles of Schedule A is true and accurate in all material respects.

          (g) TITLE TO SHARES OF THE PURCHASER. QMI is the registered and beneficial owner of all of the issued and outstanding shares in the capital of the Purchaser.

          (h) OPTIONS. Except for options granted under the QMI Stock Option Plan (of which options to acquire 2,505,629 QMI Shares were outstanding as of September 30, 2003), there are no outstanding options, rights or other securities convertible into or exchangeable for any shares or other securities of QMI.

          (i) SUBSIDIARIES. Other than the corporations and entities whose EBITDA is reflected in the EBITDA amounts of each business segment set forth in Schedule A, QMI has no material subsidiaries and holds directly or indirectly no shares or other ownership, equity or proprietary interests in any other person material to QMI taken as a whole.

          (j) NO BREACH OF MATERIAL CONTRACTS. There exists no default or event of default or event, occurrence, condition or act (including the transactions contemplated herein) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any material contract to which QMI or any of its subsidiaries is a party or by which any of them is bound and which default or event of default would adversely impact the completion of the transactions contemplated herein or have a material adverse effect on the financial condition of QMI and its subsidiaries taken as a whole.


                                    ARTICLE 8
                                     CLOSING

          8.1      DATE, TIME AND PLACE OF CLOSING.

                  The completion of the transaction of purchase and sale contemplated by this Agreement shall take place at the offices of Ogilvy Renault, 1981 McGill College Avenue, Suite 1200, Montreal, Quebec, on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between the Vendors and the Purchaser.

          8.2      CLOSING PROCEDURES.

          (a) At the Closing, the Vendors shall deliver or cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser acting reasonably:

               (i) resignations of each of Matthew P. Boyer, Michael J. Connelly and Bruce Rosenblum, as directors of the Corporation effective as of the Closing Date;

               (ii) share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record;

               (iii) an original of the QTA 1098 Certificate issued by the QMR in respect of the portion of the Purchase Price to be paid to or on behalf of each of the Vendors on the Closing; and

               (iv) an opinion of counsel to the Vendors dealing with such matters as the Purchaser may reasonably request.

          (b) At the Closing, the Purchaser and/or QMI shall deliver or cause to be delivered to the Vendors the following in form and substance satisfactory to the Vendors acting reasonably:

               (i) A certified cheque or wire transfer payable (A) as to $13,750,000 payable to the Escrow Agent as contemplated by
                    Section 2.4(b) of this Agreement and the Escrow Agreement and (B) as to $41,250,000 payable to the order of the Vendors, representing in the aggregate the portion of the Purchase Price to be paid at Closing;

               (ii) an opinion of counsel to the Purchaser and QMI dealing with such matters as the Vendors may reasonably request.

          (c) Concurrently with the Closing of the transactions contemplated by this Agreement, the Parties hereto, together with the Escrow Agent, shall execute and deliver an escrow agreement dated the date hereof in such form as may be agreed upon by the parties thereto (the "ESCROW AGREEMENT ").

                                    ARTICLE 9
                                 INDEMNIFICATION

          9.1      INDEMNIFICATION IN FAVOUR OF THE PURCHASER.

                  Subject to Section 9.3, the Vendors shall indemnify and save each of the Purchaser and QMI and their respective shareholders, directors, officers, employees, agents and representatives (collectively, the "PURCHASER'S INDEMNIFIED PERSONS") harmless of and from any loss, liability, claim, damage (including incidental and consequential damage) or expense (whether or not involving a third-party claim) including legal expenses (collectively, "DAMAGES") suffered by, imposed upon or asserted against any of the Purchaser's Indemnified Persons as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

          (a) any failure of the Vendors to perform or fulfill any covenant of the Vendors under this Agreement;

          (b) any breach or inaccuracy of any representation or warranty given by the Vendors contained in this Agreement;

          9.2      INDEMNIFICATION IN FAVOUR OF THE VENDORS.

                  The Purchaser and QMI shall solidarily indemnify and save the Vendors and its shareholders, partners, directors, officers, employees, agents and representatives (collectively, the "VENDORS' INDEMNIFIED PERSONS") harmless of and from any Damages suffered by, imposed upon or asserted against any of the Vendors' Indemnified Persons as a result of, in respect of, connected with, or arising out of, under or pursuant to:

          (a) any failure of the Purchaser or QMI to perform or fulfil any their respective covenants under this Agreement; and

          (b) any breach or inaccuracy of any representation or warranty given respectively by the Purchaser or QMI contained in this Agreement.

          9.3      TIME LIMITATIONS.

                  The representations and warranties of the Vendors, the Purchaser and QMI contained in this Agreement shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Vendors, the Purchaser or QMI, as the case may be, shall continue for a period of 3 years after the Closing Date and any claim in respect thereof shall be made in writing during such time period, except that the representations and warranties of the Vendors set out in Section 5.1(d) shall survive and continue in full force and effect without limitation of time and the Representations and Warranties of QMI set out in Sections 7.1(f) and 7.1(i) shall survive and continue in full force and effect until such time as the Additional Amount is paid in full.


                                   ARTICLE 10
                                   ARBITRATION

          10.1     BEST EFFORTS TO SETTLE DISPUTES.

                  If any controversy, dispute, claim, question or difference (a "DISPUTE") arises under this Agreement, the Parties shall use their best efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties.

                  If a Dispute relates to an amount payable or a number of securities to be delivered, then that portion of such amount payable or such number of securities to be delivered not in dispute will be paid or delivered when due.

          10.2     ARBITRATION.

                  In respect only of Disputes which involve the determination of the value of a QMI Share, if the Parties do not reach a solution pursuant to
Section 10.1 within a period of 15 Business Days following the first notice of the Dispute by any Party to the other, then upon written notice by any Party to the other, the Dispute shall be finally settled by arbitration in accordance with the applicable provisions of the CODE OF CIVIL PROCEDURE (Quebec), except to the extent modified by the following provisions:

          (a) The arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the Parties, which arbitrator shall be independent and a senior representative of one of the leading Canadian or United States investment banking firms or other independent valuation expert qualified by education and training to pass upon the particular matter to be decided. In the event of failure to agree within 10 Business Days following delivery of the written notice to arbitrate, any Party may apply to a judge of the Superior Court (Quebec) to appoint an arbitrator.

          (b) The arbitrator shall be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within 30 days of the submission of the Dispute to arbitration;

          (c) After written notice is given to refer any Dispute to arbitration, the Parties will meet within 15 Business Days of delivery of the notice and will negotiate in good faith any changes in these arbitration provisions or the rules of arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk;

          (d) If the Dispute relates to the appropriate multiple to use in order to determine the impact on the value of a QMI Share of the establishment by QMI or the acquisition by QMI of a business operating in a different segment than those included on Schedule A, each of the Vendors, on the one hand, and the Purchaser (or QMI or an affiliate of QMI), on the other hand, shall be entitled to present to the Arbitrator a figure representing the most appropriate multiple to be used according to each such Party (based on public comparables used by financial analysts covering the relevant industry sector) and the arbitrator shall be empowered solely to choose the more appropriate of the two multiples (based on the supporting submissions of the two Parties);

          (e) The arbitration shall take place in Montreal, Quebec and shall be in the English language;

          (f) In any Dispute involving the interpretation or application of accounting principles, the arbitrator shall be required to apply Canadian generally accepted accounting principles as they exist at the time of the Dispute.

          (g) The arbitration award shall be given in writing and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters;

          (h) Judgment upon any award may be entered in any Court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be;

          (i) All Disputes referred to arbitration shall be governed by the substantive law of Quebec; and

          (j) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise as required by applicable law.

                                   ARTICLE 11
                                  MISCELLANEOUS

          11.1     ADDITIONAL COVENANTS OF QMI.

          (a) QMI hereby fully and unconditionally guarantees solidarily with the Purchaser the payment to the Vendors by the Purchaser of the Additional Amount and the performance by the Purchaser of all of the Purchaser's other obligations under this Agreement.

          (b) QMI hereby covenants and agrees that in circumstances where QMI Shares are to be issued and delivered to the Vendors under the terms of this Agreement, it will take such corporate action as may be required to cause the issuance and delivery of such QMI Shares as fully paid and non-assessable shares.

          (c) QMI hereby covenants and agrees that until such time as the Additional Amount is paid to the Vendors, it will deliver to the Vendors certified copies of its unaudited interim financial statements (certified by its Chief Financial Officer as being prepared in accordance with Canadian generally accepted accounting principles as in force from time to time) and audited annual financial statements promptly after such financial statements are made available to the public.

          (d) QMI hereby covenants and agrees that until such time as the QMI Shares are listed on a Recognized Exchange, the value of a QMI Share shall be determined in accordance with Schedule A and shall be established and approved by the audit committee of the Board of Directors of QMI within 45 days after the end of each fiscal quarter on the basis of the financial statements of QMI for the most recently completed fiscal quarter and that within 4 Business Days following the establishment and approval by the audit committee of the Board of Directors of QMI of such value of a QMI Share (and in any event, no later than the 45th day following the end of such fiscal quarter), QMI shall prepare and deliver to the Vendors an Officers' Certificate of QMI setting forth the revised value of a QMI Share, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based. QMI shall respond to inquiries and provide in a timely fashion such additional information regarding the determination of the value of a QMI Share as may be reasonably requested by the Vendors.

          11.2     SALE OF THE CORPORATION.

                  In the event that prior to December 15, 2005, the Purchaser sells or otherwise disposes of a majority of the outstanding voting shares of the Corporation or all or substantially all of the assets of the Corporation to a Person not "affiliated" with QMI (as defined in the CANADA BUSINESS CORPORATION'S ACT), the Vendors shall have the right to require the Purchaser to pay the Vendors, in satisfaction of the Additional Amount, an amount in cash equal to the sum of (a) $70 million and (b) 50% of the amount by which the net proceeds of such sale or other disposition (or the implied net proceeds reflecting a sale of all of the shares or assets of the Corporation in circumstances where less than all of such shares or assets are sold) exceed $70 million, subject to Section 2.4. Such right may be exercised by the Vendors in circumstances where neither the Vendors' Notice nor the Purchaser's Notice have been delivered by providing written notice to QMI in accordance with Section 3.2, MUTATIS MUTANDIS, provided that the Payment Date shall be deemed to be the date of the closing of such sale or other disposition.

          11.3     INTEREST ON UNPAID AMOUNTS

                  In the event any amount payable hereunder is not paid when due in accordance with the terms of this Agreement, such amount shall bear interest at the BA Rate plus 3% for the period from the due date until the date payment is actually made and such interest shall be due and payable, subject to any applicable withholding taxes, at the time the amount payable is actually paid.

          11.4     SET-OFF

                  In the event any amount which may become payable by either of the Vendors to the Purchaser under the terms of this Agreement (including any amounts determined due and payable as a result of the indemnification provided at Section 2.4(p) or Section 9.1), the Purchaser shall be entitled to set-off any such amounts against its obligations under this Agreement.

          11.5     TERMINATION OF CERTAIN AGREEMENTS

                  The Parties acknowledge and agree that all agreements between the Parties involving the Corporation, including the Shareholders' Agreement, are hereby terminated and that each Party is hereby released and discharged from any obligations arising thereunder.

          11.6     NOTICES.

                  Any notice, direction or other communication given under this Agreement shall be in writing, in the English language, and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

                  to the Purchaser at:

                  300 Viger Avenue East
                  Montreal, Quebec
                  H2X 3W4

                  Attention:  Secretary

                  Facsimile:  514-985-8834
                  to the Vendors at:

                  The Carlyle Group
                  1001 Pennsylvania Avenue, NW
                  Suite 220 South
                  Washington, DC 20004-2505

                  Attention:  Bruce E. Rosenblum

                  Facsimile:         (202) 347-9250

                  With a copy to:

                  STIKEMAN ELLIOTT LLP
                  1155 Rene-Levesque Blvd West, 40th Floor
                  Montreal, Quebec H3B 3V2

                  Attention: Sidney M. Horn and Jean Farley

                  Facsimile:   (514) 397-3222

                  to QMI at:

                  612 Saint- Jacques Street
                  Montreal, Quebec
                  H3C 4M8

                  Attention:  Chief Financial Officer

                  Facsimile:  514-380-1983

                  With a copy to:

                  OGILVY RENAULT
                  1981 McGill College Avenue, Suite 1100
                  Montreal, Quebec H3A 3C1

                  Attention: Solomon Sananes

                  Facsimile:   (514) 286-5474

Any such communication shall be deemed to have been validly and effectively given (i) if delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Montreal time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for notice from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address. In addition to notification in accordance with the foregoing, any notice to be given to a Party under this Agreement shall, where possible, also be given by e-mail.

                  Where in this agreement any notice is to be given or any election is to be made by the Vendors, such notice or election shall be deemed to have been given or made by the Vendors if it is given or made by either one of CVTL or CPIII.

          11.7     TIME OF THE ESSENCE.

          Time shall be of the essence of this Agreement.

          11.8     BROKERS.

                  The Vendors shall indemnify and save harmless the Purchaser and the Corporation from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendors. The Purchaser shall indemnify and save harmless the Vendors from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser or QMI.

          11.9     CONFIDENTIALITY.

                  The Vendors acknowledge and agree that certain of the non-public information which may be furnished to them under this Agreement may be confidential and agrees that it shall hold all non-public information relating to QMI provided under this Agreement in strict confidence, except as agreed in writing by the Parties or as required or prosecute or defend any claim hereunder. The Parties agree that all financing, corporate or other data and information provided by the Purchaser relating to QMI which is not in the public domain, shall be regarded as confidential and proprietary to the Purchaser, unless otherwise indicated.

          11.10    ANNOUNCEMENTS.

                  Any press release or public statement or announcement (a "PUBLIC STATEMENT") with respect to the transaction contemplated in this Agreement shall be made only with the prior written consent and joint approval of the Vendors and the Purchaser unless such Public Statement is required by Law or by any stock exchange, in which case the Party required to make the Public Statement shall use its best efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

          11.11    THIRD PARTY BENEFICIARIES.

                  Except as otherwise provided in Section 9.1 and Section 9.2, the Vendors and the Purchaser intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

          11.12    EXPENSES.

                  Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and accountants) incurred in connection with this Agreement and the transactions contemplated therein shall be paid by the Party incurring such expenses.

          11.13    AMENDMENTS.

                  This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Vendors, the Purchaser and QMI.

          11.14    WAIVER.

          (1) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar); nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

          (2) No failure on the part of the Vendors, the Purchaser or QMI to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

          11.15    ENTIRE AGREEMENT.

                  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement or the Corporation except as specifically set forth herein and therein and neither the Vendors nor the Purchaser nor QMI has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

          11.16    SUCCESSORS AND ASSIGNS.

          (1) This Agreement shall become effective when executed by the Vendors, the Purchaser and QMI and after that time shall be binding upon and enure to the benefit of the Vendors, the Purchaser and QMI and their respective successors and permitted assigns.

          (2) The Vendors may assign or transfer their rights to receive the Additional Amount under this Agreement to their partners with the consent of the Purchaser, which consent shall not be unreasonably withheld, provided however, that (a) such partners agree in writing to be bound by the provisions of this Agreement (including under Section 2.4 which shall apply to such partners MUTATIS MUTANDIS) and (b) notwithstanding any such assignment or transfer, the Vendors or their controlling affiliates will continue to administer the performance by the Vendors of this Agreement.

          (3) Except as provided in this Section 11.16, neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party without the prior written consent of the other Parties.

          11.17    SEVERABILITY.

                  If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

          11.18    GOVERNING LAW.

                  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein

          11.19    COUNTERPARTS.

                  This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

                  IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement.

                                       CARLYLE VTL HOLDINGS, L.P.,
                                       represented by TC GROUP III, LLC, its
                                       general partner



                                       By:  ________________________________
                                              Authorized Signing Officer

                                       CARLYLE PARTNERS III
                                       (VIDEOTRON), L.P., represented
                                       by TC Group III, LLC, its general partner



                                       By:  ________________________________
                                               Authorized Signing Officer

                                       9101-0827 QUEBEC INC.



                                        By:  ________________________________
                                                Authorized Signing Officer

                                        QUEBECOR MEDIA INC.



                                        By:  ________________________________
                                                Authorized Signing Officer

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                                       35


                                   SCHEDULE A

         This Schedule A (i) illustrates the methodology used by the parties to set the value of a QMI Share as of September 30, 2003 and (ii) establishes the methodology to be used for future valuations of a QMI Share for purposes of determining the Value of the Additional Amount, if QMI Shares are not listed.

         In general, the following principles were followed in establishing the value of a QMI Share as of September 30, 2003 and for purposes of closing, and will be used for future calculations:

          1. If shares of a QMI subsidiary (or other entity in which QMI holds an investment) are publicly traded (such entities, "Public Companies"), the value of QMI's shares in such subsidiary (or other investment) will be determined based on the trading price of the publicly-traded shares multiplied by the number of shares (or share equivalents) held directly or indirectly if held through Private Operations (and if held through partially owned Private Operations, on a proportionate basis) by QMI. As of September 30, 2003, there were three Public Companies -TVA Group, Netgraphe, and Nurun. For purposes of future calculations, the trading price will be determined as the volume weighted average trading price during the 10-day trading period ending on the applicable quarter end. Cash and debt of these entities will not be included in the calculation of the value of a QMI Share.



          2. All operations wholly or partially owned by QMI, other than those conducted by Public Companies, ("Private Operations") will be valued, in the case of operations in the business segments currently operated by QMI (and reasonable extensions thereof), based on (i) the multiple of EBITDA assigned to the applicable segment (i.e. cable (including SuperClub), newspaper publishing, leisure and entertainment and telecom) in this Schedule A, (ii) QMI's proportionate interest therein and (iii) EBITDA for the 12-month period ended on the last day of the most recently completed fiscal quarter (the "LTM EBITDA") .

               In the event that QMI establishes or acquires a business operating in a different segment than those included on Schedule A, the parties will consult in good faith to set a reasonable multiple for such business based on public comparables. If the parties are unable to agree on a multiple, the matter will be settled by arbitration (in accordance with Article 10 of this Agreement).

          3. Debt and cash/cash equivalents (pro forma, without duplication, for the payment to the Vendors of any Compensating Amount), all in accordance with Canadian GAAP, associated with Private Operations will be included in the calculations on a basis consistent with the calculations as of September 30, 2003, it being understood that: (i) debt and cash of partially owned operations will be included only on a proportionate basis, (ii) debt will include associated


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                                       36

               currency hedging gains and obligations and (iii) cash/cash equivalents will include temporary investments.

          4. Any investments held by QMI which do not constitute shares of Public Companies, Private Operations or cash/cash equivalents ("Other Investments") will be included in the calculation based on the fair market value thereof. However, the fair market value of the convertible debentures of Netgraphe ("Convertible Debentures") held by QMI as of September 30, 2003 will be excluded from the firm value. For greater certainty, if QMI disposes of the Convertible Debentures, the proceeds from disposition will be excluded from the calculation of the firm value. If QMI converts the Convertible Debentures in common shares of Netgraphe, the shares received from the conversion will be excluded from QMI's share interest in Netgraphe.

          5. For purposes of Schedule A, EBITDA means, for any period, the consolidated net income of the corporation or entity before the effect of (i) the payment of any dividends in respect of preferred stock and (ii) minority interest, determined in accordance with Canadian GAAP PLUS (a) without duplication and to the extent deducted in calculating such consolidated net income, the sum of (i) consolidated financial charges (including, without limitation, interest expense), (ii) consolidated income taxes, (iii) consolidated depreciation and amortization expenses,
               (iv) reserves for restructuring of operations and special charges, (v) write-downs of goodwill, (vi) other non-operating expenses or charges and (vii) any extraordinary, unusual or non-cash expenses or charges, (it being understood that provisions for future cash expenses do not constitute non-cash expenses and the reversal of any such prior period provisions in future periods shall serve to reduce either the provisions or cash expenses in such future periods) MINUS (b) without duplication and to the extent added in calculating such consolidated net income, the sum of (i) consolidated interest income, (ii) other non-operating gains or income and
               (iii) any extraordinary, unusual or non-cash gains or income (it being understood that provisions for future cash gains or income do not constitute non-cash gains or income and the reversal of any such prior period provisions in future periods shall serve to reduce either the provisions or cash gains or income in such future periods).

          6. Set forth below is (i) a calculation of the value of a QMI Share as of September 30, 2003 based on the foregoing principles and
               (ii) a reconciliation of the EBITDA, debt and cash figures used in such calculation as compared to QMI's financial statements filed with the SEC. [Aforementioned schedule omitted; to be furnished to the Securities and Exchange Commission upon request.]